Exhibit 99.1

PROPERTY OPTION AGREEMENT

THIS AGREEMENT dated for reference the 18th day of March, 2004

BETWEEN:

NEVADA SUNRISE, LLC, a limited liability company incorporated under the laws of Nevada and having a head office located at 6121 Lakeside Drive, Suite 260, Reno, Nevada, U.S.A., 89511 (as to an undivided 55% interest) (hereinafter referred to as "Nevada Sunrise")

ROBERT & SHARON WEICKER doing business as KLEINEBAR RESOURCES LTD., 3000 Walton Avenue, Coquitlam, British Columbia, Canada, V3B 6V6 and KURT & TAMI SCHENDEL, 4020 S.W. Holly Street, Seattle, Washington, U.S.A., 98136 (collectively as to an undivided 45% interest)

(collectively referred to as the "Optionors")

OF THE FIRST PART

AND:

ABERDENE MINES LTD., a company incorporated under the laws of Nevada and having a head office located at 101 Convention Centre Drive, Suite 700, Las Vegas, Nevada, 89109

(the "Optionee")

OF THE SECOND PART

WHEREAS:

A.   The Optionors are or will become the beneficial owners of an undivided 100% right, title, and interest in certain mineral claims known as the New York Canyon Copper Project located in Mineral County, Nevada, as more particularly described in the attached Schedule "A";

B.   The Optionee wishes to acquire the right to earn an undivided 100% interest in and to the mineral claims comprised in the New York Canyon Copper Project on the terms and subject to the conditions set out in this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.       INTERPRETATION

1.1   For the purposes of this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and expressions have the following meanings:

(a)   "After Acquired Properties" mean any and all mineral interests staked, located, granted or acquired by or on behalf of any party during the currency of this Agreement which are located, in whole or in part, within 5 miles of the perimeter of the Property;

(b)   "Agreement" means this Agreement, as amended from time to time;

(c)   "Commercial Production" means the operation of the Property or any portion of the Property as a producing mine and the production of mineral products from the Property (excluding bulk sampling, pilot plant, or test operations);

(d)   "Environmental Claims" means any and all administrative, regulatory, or judicial actions, suits, demands, claims, liens, notices of non-compliance or violation, investigations, or proceedings relating in any way to any Environmental Law or any permit issued under any Environmental Law, including, without limitation:

(i)   any and all claims by government or regulatory authorities for enforcement, clean-up, removal, response, remedial, or other actions or damages under any applicable Environmental Law; and

(ii)   any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation, or injunctive or other relief resulting from hazardous materials, including any release of those claims, or arising from alleged injury or threat of injury to human health or safety (arising from environmental matters) or the environment;

(e)   "Environmental Law" means all requirements of the common law, civil code, or of environmental, health, or safety statutes of any agency, board, or governmental authority including, but not limited to, those relating to (i) noise, (ii) pollution or protection of the air, surface water, ground water, or land, (iii) solid, gaseous, or liquid waste generation, handling, treatment, storage, disposal, or transportation, (iv) exposure to hazardous or toxic substances, or (v) the closure, decommissioning, dismantling, or abandonment of any facilities, mines, or workings and the reclamation or restoration of lands;

(f)   "Expenditures" mean all cash, expenses, obligations and liabilities, other than for personal injury or property damage, of whatever kind or nature spent or incurred directly or indirectly in connection with the exploration, development or equipping of the Property or any portion thereof for Commercial Production including, without limiting the generality of the foregoing, monies expended in constructing, leasing or acquiring all facilities, buildings, machinery and equipment in connection with Mining Work, in paying any taxes, fees, charges, payments or rentals (including payments in lieu of assessment work) or otherwise to keep the Property or any portion thereof in good standing (including any payment to or in respect of acquiring any agreement or confirmation from any holder of surface rights respecting the Property or any portion thereof), in carrying out any survey of the Property or any portion thereof, in doing geophysical, geochemical and geological surveys, in drilling, assaying, metallurgical testing, bulk sampling and pilot plant operations, in paying the fees, wages, salaries, travelling expenses, fringe benefits (whether or not required by law) of all persons engaged in work with respect to and for the benefit of the Property or any portion thereof, in paying for the food, lodging and other reasonable needs of such persons, in preparing any reports and in supervising and managing any work done with respect to and for the benefit of the Property or any portion thereof, or in any other respects necessary for the due carrying out of Mining Work, but the cost attributed to such supervision and management shall not exceed 10% of the total annual expenditures described herein;

(g)   "Mining Work" means every kind of work done on or regarding the Property or the products of the Property by or on behalf of a party and, without limitation, includes assessment work, geophysical, geochemical, and geological surveying, studies and mapping, investigating, drilling, designing, examining, equipping, improving, surveying, shaft sinking, raising, crosscutting, and drifting, searching for, digging, trucking, sampling, working, and procuring minerals, ores, metals and concentrates, surveying and bringing any mineral claims or other interests to lease or patent, reporting and all other work usually considered to be prospecting, exploration, development, and mining work;

(h)   "Net Smelter Returns" has the meaning attributed to it in the attached Schedule "B";

(i)   "Option" means the option granted by the Optionors to the Optionee under section 3.1 of this Agreement;

(j)   "Property" means those mineral properties more particularly described in Schedule "A" hereto together with the surface rights, mineral rights, personal property and permits associated therewith, and will include any renewal thereof and any other form of successor or substitute title thereto;

(k)   "Royalty" means a royalty of 2% of Net Smelter Returns reserved by the Optionors;

(l)   "Securities Act" means the United States Securities Act of 1933, as amended;

(m)   "Shares" means the shares of common stock of the Optionee as constituted on the date of this Agreement.

1.2   In this Agreement, all dollar amounts are expressed in lawful currency of United States.

1.3   The titles to the respective Articles are used for convenience only and are not a part of this Agreement.

1.4   Words importing the singular number will include the plural and vice-versa, and words importing the masculine gender will include the feminine and neuter genders and vice-versa, and words importing persons will include firms, partnerships, and corporations.

2.       REPRESENTATIONS AND WARRANTIES

2.1   The Optionee represents and warrants to the Optionors that:

(a)   it is a company duly incorporated, validly subsisting, and in good standing under the laws of Nevada;

(b)   it has full power and authority to carry on its business and to enter into this Agreement and any other agreement contemplated by this Agreement and to carry out and perform all of its obligations and duties under this Agreement; and

(c)   the signing, delivery, and performance of this Agreement will not conflict with any other agreement to which it is a party or by which it is currently bound, and will not contravene any applicable laws.

2.2   The Optionors jointly and severally represent, warrant and covenant to and with the Optionee that:

(a)   Nevada Sunrise is a company duly organized, validly subsisting, and in good standing under the laws of Nevada;

(b)   they have full power and authority to carry on their business and to enter into this Agreement and any other agreement contemplated by this Agreement and to carry out and perform all of their obligations and duties under this Agreement;

(c)   they have full power and authority for the signing, delivery, and performance of this Agreement and the signing, delivery, and performance of this Agreement will not conflict with any other agreement to which they are a party or by which they are bound, and will not contravene any applicable laws;

(d)   they are, or will become within 30 days of the date of this Agreement, the sole beneficial owners of and hold good and marketable title to an undivided 100% right, title, and interest in and to the Property;

(e)   the Property is accurately described in Schedule "A" and is in good standing under the laws of the jurisdiction in which the Property is located, up to and including at least the expiry dates set forth in Schedule "A", and the conditions on and relating to the Property respecting all past and current operations are in compliance with all applicable laws, including all Environmental Laws;

(f)   the Property (including all ores, concentrates, minerals, metals, or products in, on, or under the Property or which may be removed or extricated from the Property) is free and clear of any and all liens, charges, and encumbrances and is not subject to any right, claim, or interest of any other person;

(g)   they have made all taxes, assessment, rentals, levies, or other payments relating to the Property required to be made to any federal, state, or municipal government instrumentality;

(h)   they have complied with all laws in effect in the jurisdiction in which the Property is located regarding the Property and the Property has been duly and properly staked and recorded in accordance with these laws;

(i)   there have been no material spills, discharges, leaks, emissions, ejections, escapes, dumpings, or other releases of any kind of any toxic or hazardous substances in, on, or under the Property or the surrounding environment;

(j)   they have not received from any government instrumentality any notice of or communication relating to any actual or alleged Environmental Claims, and there are no outstanding work orders or actions required to be taken relating to environmental matters respecting the Property or any operations carried out on the Property;

(k)   they will make available to the Optionee all information in their possession or control relating to work done on or regarding the Property that could possibly be considered to be materially significant in indicating whether the Property might or might not have the potential for economic mineralization;

(m)   the Optionee may enter in, under, or on the Property for all purposes of this Agreement without making any payment to and without accounting to or obtaining the permission of any other person, other than any payment required to be made under this Agreement; and

(n)   to the best of their knowledge, after diligent inquiry, there is no adverse claim or challenge against or to the ownership of or title to the Property, or any portion of the Property, nor is there any basis for any adverse claim or challenge, and there are no outstanding agreements or options to acquire, purchase, or explore the Property or any portion of the Property and no person has any royalty or interest in production or profits from the Property or any portion of the Property, other than the Royalty.

2.3   These representations and warranties are conditions on which the parties have relied in entering into this Agreement, are to be construed as both conditions and warranties, and will, regardless of any investigation that may have been made by or for any party as to the accuracy of these representations and warranties, survive the closing of the transaction contemplated by this Agreement. Each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions, and suits arising out of or in connection with any breach of any representation or warranty contained in this Agreement, and each party will be entitled, in addition to any other remedy to which it may be entitled, to set-off any loss, damage, or costs suffered by it as a result of any breach against any payment required to be made by it to another party.

3.       OPTION

3.1   The Optionors irrevocably grant to the Optionee the sole and exclusive right and option to acquire an undivided 100% interest in and to the Property, free and clear of all liens, charges, encumbrances, claims, rights, or interest of any person, other than the Royalty reserved by the Optionors, which option is to be exercisable by the Optionee:

(a)   paying to the Optionors an aggregate $460,000 cash as follows:
(i)	$30,000 in cash on signing this Agreement;
(ii)	$60,000 on the first anniversary date of this Agreement;
(iii)	$120,000 on the second anniversary date of this Agreement; and
(iv)	$250,000 on the third anniversary date of this Agreement;

or, at the sole option and election of the Optionors, issuing Shares in lieu of any of the cash payments in (ii) to (iv) above in the following amounts:

(v)	100,000 Shares on the first anniversary date of this Agreement;
(vi)	200,000 Shares on the second anniversary date of this Agreement;
(vii)	300,000 Shares on the third anniversary date of this Agreement; and

(b)   issuing an aggregate 1,000,000 Shares to the Optionors as follows:
(i)	250,000 Shares on signing this Agreement;
(ii)	250,000 Shares on the first anniversary date of this Agreement;
(iii)	250,000 Shares on the second anniversary date of this Agreement; and
(iv)	250,000 Shares on the third anniversary date of this Agreement; and

(c)   incurring Expenditures of not less than an aggregate $2,250,000 as follows:
(ii)	$500,000 by December 31, 2004;
(iii)	$750,000 by December 31, 2005; and
(iv)	$1,000,000 by December 31, 2006.

3.2   The Optionee acknowledges that, on commencement of Commercial Production, the Property will be subject to the Royalty.

3.3   The Optionors acknowledge that there will be restrictions on the transfer of the Shares as follows:

(a)   Restrictions on Transfer. The Optionors agrees that it will not sell, assign, pledge, give, transfer, or otherwise dispose of the Shares or any interest therein, or make any offer or attempt to do any of the foregoing, except pursuant to a registration of the Shares under the Securities Act and all applicable state securities laws or in a transaction that is exempt from the registration provisions of the Securities Act and all applicable state securities laws.

Any attempted sale, assignment, or other transfer of the Shares without compliance with the provisions of this Agreement will be void.

(b)   Legend. The following legend will be affixed on the certificates representing the Shares owned by the Optionors and the Optionee will affix this legend on each share certificate subsequently issued to the Optionors:

"The Securities Represented Hereby HAve not been registered under United States federal or state securities laws and may not be offered for sale, sold or otherwise transferred or assigned for value, directly or indirectly, nor may The securities be transferred on the books of the corporation, without registration under all applicable UNITed States federal or state securities laws or compliance with an applicable exemption therefrom, such compliance, at the option of the corporation, to be evidenced by an opinion of THE HOLDER'S counsel, in form acceptable to the corporation, that no violation of such registration provisions would result from any proposed transfer or assignment."

4.       OPTIONEE'S RIGHTS

4.1   Except as otherwise provided in this Agreement, until the Option is exercised or terminated in accordance with the terms of this Agreement, the Optionee, its servants, and agents will have the sole and exclusive right to:

(a)   enter in, under, or on the Property and conduct Mining Work;

(b)   exclusive and quiet possession of the Property;

(c)   bring on the Property and to erect on the Property any mining facilities that it may consider advisable; and

(d)   remove from the Property and dispose of, for its own account, ore or mineral products for the purpose of bulk sampling, pilot plant, or test operations, but subject to the Royalty.

5.       OPTIONEE'S POWERS, DUTIES, AND OBLIGATIONS

5.1   Until the Option is exercised or terminated in accordance with the terms of the Agreement, the Optionee will have full right and authority to do everything necessary or desirable to carry out an exploration program on the Property and to determine the manner of exploration and development of the Property and without limitation the right and authority to:

(a)   regulate access to the Property, subject only to the right of the Optionors and their representatives to have access to the Property at all reasonable times for the purpose of inspecting work being done on the Property but at their own risk and expense;

(b)   employ and engage any employees, agents, and independent contractors that it may consider necessary or advisable to carry out its duties and obligations under this Agreement and to delegate any of its powers and rights to perform its duties and obligations under this Agreement;

(c)   sign all documents and do all other things necessary to maintain valid title to the Property, and each party irrevocably constitutes the Optionee its lawful attorney to give effect to the foregoing and agrees to indemnify and save the Optionee harmless from any costs, loss, or damage sustained without the Optionee's gross negligence or bad faith, directly or indirectly, as a result of its exercise of its powers under this section 5.1(c); and

(d)   conduct any title examinations and cure any title defects that may be advisable in the Optionee's reasonable judgment; provided, however, if the Optionors' title to the Property is deficient in any way, the Optionors, on receiving written notice from the Optionee, will have 60 days to remedy the deficiency and, if the Optionors fail to remedy any deficiency within this 60-day period, the Optionee will be entitled to terminate this Agreement and have all amounts paid by it and Shares issued by it returned to it or take the necessary steps to remedy any deficiency, in which event the cost and related expenses of the remedy may, at the Optionee's discretion, be deducted from any payments that may be or become due to the Optionors or otherwise seek reimbursement by way of a claim for a debt owing by the Optionors.

5.2   Until the Option is exercised or terminated in accordance with the terms of this Agreement, the Optionee will have the duties and obligations to:

(a)   keep the Property free and clear of all liens and encumbrances arising from its operations (except liens contested in good faith by the Optionee) and in good standing by the doing and filing, or payment in lieu thereof, of all necessary assessment work and payment of all taxes required to be paid, and by the doing of all other acts and the making of all other payments required to be made;

(b)   permit the Optionors and its representatives, duly authorized by it in writing, at their own risk and expense, access to the Property at all reasonable times and to all records prepared by the Optionee in connection with Mining Work. The Optionee will prepare and deliver to the Optionors at reasonable intervals, but in any event not less frequently than once each calendar quarter, reports on all Mining Work conducted by the Optionee;

(c)   conduct all work on or regarding the Property in a careful and minerlike manner and in accordance with the laws of the jurisdiction in which the Property is located, and indemnify and save the Optionors harmless from any claims, suits, or actions brought against the Optionors as a result of work done by the Optionee on or regarding the Property; and

(d)   obtain and maintain or cause any contractor engaged by it hereunder to obtain and maintain, during any period in which active work is carried out hereunder, not less than the following:
(i)	employer's liability insurance covering each employee engaged in the operations hereunder to the extent of $1,000,000 where such employee is not covered by Worker's Compensation;

(ii)

comprehensive general liability insurance in such form as may be customarily carried by a prudent operator for similar operations with a bodily injury, death and property damage limit of $1,000,000 inclusive;

(iii)

vehicle, aircraft and watercraft insurance covering all aircraft, vehicles and watercraft owned and non-owned, operated and/or licensed by the Optionee, with a bodily injury, death and property damage limit of $5,000,000 inclusive;

and will forward to the Optionors, a certificate of insurance for each of such amounts showing the Optionors as a named insured, and will give the Optionors advance written notice of any reduction or termination of such coverage;

(e)   arrange for and maintain Worker's Compensation or equivalent coverage for all eligible employees engaged by the Optionee in accordance with local statutory requirements;

(f)   maintain true and correct books, accounts, and records of operations.

6.       VESTING OF INTEREST

6.1   Forthwith on the Optionee exercising the Option by performing the requirements of section 3.1, an undivided 100% right, title, and interest in and to the Property, subject only to the Royalty, will vest in the Optionee.

6.2   The Optionors covenant and agree to, forthwith on signing of this Agreement, deliver to its counsel, Harris & Thompson, of 6121 Lakeside Drive, Suite 260, Reno, Nevada, 89511, "in trust", a duly signed transfer or transfers, or any other instrument that may be required, in favour of the Optionee, in recordable form (the "Transfer" or "Transfers"), of an undivided 100% right, title, and interest in and to the Property, together with irrevocable written instructions to Harris & Thompson to hold the Transfers in trust and to not deal with the Transfers otherwise than to deliver the Transfers to the Optionee forthwith on receipt of written notice from the Optionee that it has exercised the Option and, on receipt of the Transfers, the Optionee will be entitled forthwith to record the Transfers in the appropriate offices in the jurisdiction in which the Property is located. The Transfer(s) shall specifically reserve the Royalty described on Schedule B.

6.3   Immediately following execution of this Agreement, the parties will execute and record a Memorandum of Agreement in Mineral County, Nevada to reflect the existence of this Agreement.

7.       TERMINATION OF OPTION

7.1   In the event of default in the performance of the requirements of section 3.1, then, subject to the provisions of sections 7.3 and 17.1 of this Agreement, the Option and this Agreement will terminate.

7.2   The Optionee will have the right to terminate this Agreement by giving 30 days' written notice of termination to the Optionors and, on the effective date of termination, this Agreement will be of no further force and effect except the Optionee will be required to satisfy any requirements that have accrued under the provisions of this Agreement and that it has not satisfied.

7.3   Despite any other provisions of this Agreement, if this Agreement terminates, the Optionee will:

(a)   deliver to the Optionors any and all reports, samples, drill cores, and engineering data of any kind pertaining to the Property or related to Mining Work that have not been previously delivered to the Optionors;

(b)   on notice from the Optionors, remove all materials, supplies, and equipment from the Property; provided, however, that the Optionors may retain ore and, at the Optionee's cost, dispose of any materials, supplies, or equipment not removed from the Property within 180 days of receipt of notice by the Optionee; and

(c)   perform or secure the performance of all reclamation and environmental rehabilitation as may be required by all Environmental Laws and other applicable legislation; and

(d)   ensure that, at the effective date of termination of this Agreement, the Property is free and clear of all liens and encumbrances arising from its operations (except liens contested in good faith by the Optionee) and in good standing for at least the next 12 months, whether by having done and filed, or paid in lieu thereof, all assessment work necessary for that purpose.

8.       CONFIDENTIALITY

8.1   All information and data concerning Mining Work will be confidential and, except to the extent required by law or by regulation of any securities commission, stock exchange, or other regulatory body, will not be disclosed to any person other than a party's professional advisors without the prior written consent of the other party or parties, which consent will not unreasonably be withheld.

8.2   The text of any news releases or other public statements which a party desires to make with respect to the Property shall be made available to the other party or parties prior to publication and the other party or parties shall have the right to make suggestions for changes therein within forty-eight (48) hours of delivery.

9.       RESTRICTIONS ON ALIENATION

9.1   No party (the "Selling Party") may sell, transfer, convey, assign, mortgage or grant an option in respect of or grant a right to purchase or in any manner transfer or alienate all or any portion of its interest or rights under this Agreement without the prior consent in writing, within 30 days of receipt of notice thereof, of the other parties, such consent not to be unreasonably withheld, and the failure to notify the Selling Party within the said 30 days that such consent has been withheld will be deemed to constitute the consent of the other parties.

9.2   Before the completion of any sale or other disposition by any party of its interests or rights or any portion thereof under this Agreement, the Selling Party will require the proposed acquirer to enter into an agreement with the party or parties not selling or otherwise disposing on the same terms and conditions as set out in this Agreement.

9.3   The provisions of sections 9.1 and 9.2 will not prevent a party from entering into an amalgamation or corporate reorganization which will have the effect in law of the amalgamated or surviving company possessing all the property, rights and interests and being subject to all the debts, liabilities and obligations of each amalgamating or predecessor company, or prevent a party from assigning its interest to an affiliate of such party provided that the affiliate first complies with section 9.2 and agrees in writing with the other parties to re-transfer such interest to the originally assigning party immediately before ceasing to be an affiliate of such party.

10.       AFTER ACQUIRED PROPERTIES

10.1   The parties covenant and agree, each with the others, any and all After Acquired Properties will be subject to the terms and conditions of this Agreement and will be added to and deemed, for all purposes hereof, to be included in the Property. Any costs incurred by the Optionee in staking, locating, recording or otherwise acquiring any After Acquired Properties will be included in the calculation of its Expenditures hereunder.

11.       NOTICE

11.1   Any notices to be given by either party to the other will be sufficiently given if delivered personally or transmitted by facsimile or if sent by registered mail, postage prepaid, to the parties at their respective addresses shown on the first page of this Agreement, or to any other addresses as the parties may notify to the other from time to time in writing. This notice will be deemed to have been given at the time of delivery, if delivered in person or transmitted by facsimile, or within five business days from the date of posting if mailed.

12.       FURTHER ASSURANCES

12.1   Each of the parties covenants and agrees, from time to time and at all times, to do all other acts and execute and deliver all such further deeds, documents and assurances that may be reasonably required to fully perform and carry out the terms and intent of this Agreement.

13.       RULE AGAINST PERPETUITIES

13.1   If any right, power, or interest of any party in property under this Agreement would violate the rule against perpetuities, then this right, power, or interest will terminate at the expiration of 20 years after the death of the last survivor of all the lineal descendants of Her Majesty, Queen Elizabeth II of England, living on the date of the signing of this Agreement.

14.       TIME OF THE ESSENCE

14.1   Time will be of the essence of this Agreement.

15.       ENUREMENT

15.1   This Agreement will enure to the benefit of and be binding on the parties and their respective heirs, executors, administrators, and permitted assigns.

16.       FORCE MAJEURE

16.1   No party will be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its reasonable control including, but not limited to, acts of God, fire, storm, flood, explosion, strikes, lockouts or other industrial disturbances, acts of public enemy, war, riots, laws, rules and regulations or orders of any duly constituted governmental authority, or non-availability of materials or transportation (each an "Intervening Event"), except the obligation to make cash payments pursuant to Section 3.1(a) above.

16.2   All time limits imposed by this Agreement will be extended by a period equivalent to the period of delay resulting from an Intervening Event.

16.3   A party relying on the provisions of section 16.1, insofar as possible, will promptly give written notice to the other party of the particulars of the Intervening Event, will give written notice to the other party as soon as the Intervening Event ceases to exist, will take all reasonable steps to eliminate any Intervening Event, and will perform its obligations under this Agreement as far as practicable, but nothing in this Agreement will require this party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation, or order of any constituted governmental authority or to complete its obligations under this Agreement if an Intervening Event renders completion impossible.

17.       DEFAULT

17.1   If a party (the "Defaulting Party") is in default of any requirement of this Agreement, the party affected by the default (the "Non-Defaulting Party") will give written notice to the Defaulting Party, within 30 days of becoming aware of the default, specifying the default, and the Defaulting Party will not lose any rights under this Agreement, nor will the Agreement or the Option terminate, nor will the Non-Defaulting Party have any rights, remedies, or cause of action under this Agreement or otherwise as a result of the default unless, within 30 days after the Non-Defaulting Party gives notice of default, the Defaulting Party has failed to cure the default, in which case the Non-Defaulting Party will have the right to (1) prepare and record a Notice of Termination in Mineral County, Nevada, (2) request and obtain a Quitclaim Deed from the Defaulting Party with respect to the Property, if appropriate, (3) require performance of any obligations set forth in Section 7.3, and (4) seek any other remedies available under this Agreement or the laws of the State of Nevada.

18.       SSEVERABILITY

18.1   If any one or more of the provisions contained in this Agreement is invalid, illegal, or unenforceable in any respect in any jurisdiction, the validity, legality, and enforceability of this provision will not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality, and enforceability of the remaining provisions contained in this Agreement will not in any way be affected or impaired thereby.

19.       AMENDMENT

19.1   This Agreement may be changed only by a written agreement signed by the parties.

20.       ENTIRE AGREEMENT

20.1   This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements, whether oral or written, express or implied, statutory or otherwise, between the parties.

21.       OPTION ONLY

21.1   This Agreement provides for an option only and, except as otherwise provided, nothing in this Agreement will be construed as obligating the Optionee to do any acts or make any payments and any act(s) or payment(s) made under this Agreement will not be construed as obligating the Optionee to do any further act or make any further payment.

22.       CONDITION PRECEDENT

22.1   The Optionee's obligations under this Agreement are first subject to the approval of this Agreement by the Optionee's Board of Directors.

22.2   If the above condition precedent is not satisfied within 60 days from the date of this Agreement, the Optionors may terminate this Agreement on 30 days' written notice to the Optionee.

23.       GOVERNING LAW

23.1   This Agreement and the rights and obligations and relations of the parties will be governed by and construed in accordance with the laws of Nevada and the federal laws of the United States applicable therein (but without giving effect to any conflict of law rules). The parties agree that the courts of Nevada will have the jurisdiction to entertain any action or other legal proceedings based on any provisions of this Agreement. Each party attorns to the jurisdiction of the courts of Nevada.

24.       SIGNING IN COUNTERPARTS

24.1   The parties may sign this Agreement in one or more counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument.

IN WITNESS WHEREOF the parties have signed this Agreement as of the date written on the first page of this Agreement.

THE CORPORATE SEAL OF	)
NEVADA SUNRISE, LLC	)
was affixed in the presence of:	)
)
)
/s/ William B. Henderson	) c/s
Authorized Signatory	)
)
/s/ William B. Henderson, Manager	)
Authorized Signatory	)

/s/ William B. Henderson
Robert & Sharon Weicker
dba Kleinebar Resources Ltd.

/s/ William B. Henderson	/s/ William B. Henderson
Kurt Schendel	Tami Schendel

THE CORPORATE SEAL OF	)
ABERDENE MINES LTD.	)
was affixed in the presence of:	)
)
)
/s/ Brent Jardine	) c/s
Authorized Signatory	)
)
___________________________	)
Authorized Signatory	)

SCHEDULE "A"

Description of Property

First Owner Of Record	Property	Claim Name	BLM Serial Nr	Loc Date	County
SCHENDEL KURT	New York Canyon	NYC # 1	798825	17-Oct-98	Mineral
SCHENDEL KURT	New York Canyon	NYC # 3	798827	17-Oct-98	Mineral
SCHENDEL KURT	New York Canyon	NYC # 4	798828	17-Oct-98	Mineral
SCHENDEL KURT	New York Canyon	NYC # 5	798829	17-Oct-98	Mineral
SCHENDEL KURT	New York Canyon	NYC # 6	798830	17-Oct-98	Mineral
SCHENDEL KURT	New York Canyon	NYC # 7	798831	17-Oct-98	Mineral
SCHENDEL KURT	New York Canyon	NYC # 8	798832	17-Oct-98	Mineral
SCHENDEL KURT	New York Canyon	NYC # 9	798833	17-Oct-98	Mineral
SCHENDEL KURT	New York Canyon	NYC #11	798835	17-Oct-98	Mineral
SCHENDEL KURT	New York Canyon	NYC #13	798837	17-Oct-98	Mineral
SCHENDEL KURT	New York Canyon	NYC #36	798840	17-Oct-98	Mineral
SCHENDEL KURT	New York Canyon	NYC #38	798842	17-Oct-98	Mineral
SCHENDEL KURT	New York Canyon	NYC #39	798843	17-Oct-98	Mineral
SCHENDEL KURT	New York Canyon	NYC #40	798844	17-Oct-98	Mineral
SCHENDEL KURT	New York Canyon	NYC #15	798845	16-Oct-98	Mineral
SCHENDEL KURT	New York Canyon	NYC #16	798846	16-Oct-98	Mineral
SCHENDEL KURT	New York Canyon	NYC #17	798847	16-Oct-98	Mineral
SCHENDEL KURT	New York Canyon	NYC #18	798848	16-Oct-98	Mineral
SCHENDEL KURT	New York Canyon	NYC #19	798849	16-Oct-98	Mineral
SCHENDEL KURT	New York Canyon	NYC #20	798850	16-Oct-98	Mineral
SCHENDEL KURT	New York Canyon	NYC #23	798853	16-Oct-98	Mineral
SCHENDEL KURT	New York Canyon	NYC #24	798854	16-Oct-98	Mineral
SCHENDEL KURT	New York Canyon	NYC #25	798855	16-Oct-98	Mineral
SCHENDEL KURT	New York Canyon	NYC #26	798856	16-Oct-98	Mineral
SCHENDEL KURT	New York Canyon	NYC #27	798857	16-Oct-98	Mineral
SCHENDEL KURT	New York Canyon	NYC #28	798858	16-Oct-98	Mineral
SCHENDEL KURT	New York Canyon	NYC #29	798859	16-Oct-98	Mineral
SCHENDEL KURT	New York Canyon	NYC #31	798861	16-Oct-98	Mineral

SCHEDULE "B"

Net Smelter Returns

1.   As additional consideration, the Optionee acknowledges and agrees that its interest in the Property will, on Commercial Production, be subject to a royalty of 2% of Net Smelter Returns in favour of the Optionor. The Optionee may at any time purchase 1% of the Net Smelter Returns by payment to the Optionor of $1,000,000.

2.   For the purposes of this Agreement, "Net Smelter Returns" means the actual proceeds received by the Optionee from a smelter or other place of sale or treatment for all ore removed by the Optionee from the Property on Commercial Production, as evidenced by its returns or settlement sheets, after deducting from the proceeds all loading, freight, or other transportation costs from the shipping point to the smelter or other place of sale or treatment but without any other deduction.

3.   The Optionee will pay Net Smelter Returns due and payable to the Optionor within 30 days after the Optionee's receipt of the actual proceeds.

4.   Within 90 days after the end of each financial year of the Optionee during which the Property is in Commercial Production, the records relating to the calculation of Net Smelter Returns during that financial year will be audited and any adjustments will be made forthwith. The audited statements will be delivered to the Optionor who will have 60 days after receipt of these statements to question in writing their accuracy and, failing any questions, the statements will be deemed correct.

5.   The Optionor or its representatives appointed in writing will have the right at all reasonable times, on written request, to inspect the books and financial records of the Optionee that are relevant to the determination of Net Smelter Returns and, at their own expense, to make copies of those books and records.

AGREEMENT

THIS AGREEMENT is made this 18th day of March, 2004 between NEVADA SUNRISE LLC, a Nevada limited liability company ("Nevada Sunrise"); ROBERT AND SHARON WEICKER, doing business as KLEINEBAR RESOURCES LTD. (collectively "Weicker"); and KURT AND TAMI SCHENDEL ("Schendel").

1.   The parties have previously entered into a "Quitclaim Deed and Agreement" dated December 27, 2001 in which (a) eicker and Schendel conveyed an undivided 55% interest in the NYC claim group located in Mineral County, Nevada to Nevada Sunrise, (b) Nevada Sunrise agreed to pay federal claim maintenance fees and record a county affidavit for 2001-2002 and all subsequent years, and (c) Nevada Sunrise acquired an option to purchase the retained 45% of Weicker and Schendel for $250,000.00.

2.   Nevada Sunrise, Weicker, and Schendel propose to enter into a "Property Option Agreement" with Aberdene Mines Ltd., a Nevada corporation. Aberdene will make an initial cash payment of $30,000.00 to the parties, and thereafter will make additional payments and stock distributions so long as the Aberdene Agreement remains in effect. The parties hereby agree that these payments and stock distributions from Aberdene shall be divided among the parties as follows (unless and until Nevada Sunrise exercises its option to purchase):

Nevada Sunrise     55%
Weicker                22.5%
Schendel               22.5%

3.   Weicker and Schendel hereby agree to Nevada Sunrise the authority to execute the Aberdene Agreement on their behalf and to act as their representative in all further dealings with Aberdene.

4.   This Agreement is intended to clarify, but not to modify, the rights and obligations of the parties as set forth in the Quitclaim Deed and Agreement dated December 27, 2001.

NEVADA SUNRISE, LTD. a Nevada limited liability company

___________________	By:	__________________________
DATE		WILLIAM HENDERSON, MANAGER

___________________		__________________________
DATE		ROBERT WEICKER

___________________		__________________________
DATE		SHARON WEICKER

KLEINEBAR LTD., a British Columbia corporation

___________________	By:	___________________________
DATE		ROBERT WEICKER, President

3/23/2004		/s/ Kurt Schendel
DATE		KURT SCHENDEL

3/23/2004		/s/ Tamara Schendel
DATE		TAMARA SCHENDEL